UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 20, 2018

 SeD Intelligent Home Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55038	27-1467607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-971-3940

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2018, SeD Development USA, Inc (“SeD Development”), an indirect wholly owned subsidiary of SeD Intelligent Home Inc. (the “Company”), entered into two Partnership Interest Purchase Agreements through which it purchased an aggregate of 31% of 150 CCM Black Oak, Ltd., a Texas limited partnership (“Black Oak LP”). Prior to the Partnership Interest Purchase Agreements, the Company owned and controlled Black Oak LP through its 68.5% limited partnership interest and its ownership of the General Partner, 150 Black Oak GP, Inc, a 0.5% owner in Black Oak LP. As a result of the purchase, the Company, through its subsidiaries, now owns 100% of Black Oak LP.

Pursuant to the Partnership Interest Purchase Agreement, SeD Development purchased 24% of Black Oak LP from its partner, Fogarty Family Trust II (“FFT”), for $25,000 and Black Oak LP agreed to pay FFT potential future reimbursement receivable proceeds related to the Black Oak project, and $300,000 in satisfaction and release of accrued Consultant and Development Fees owed to Arete Real Estate and Development Company (“Arete”), an affiliate of FFT. Regarding the potential future reimbursement proceeds, if and when Black Oak LP should receive at least $15 million in net reimbursement receivable proceeds from Harris County Improvement District 17 and/or Aqua Texas, Inc. (net of any expenses Harris County Improvement District 17 and/or Aqua Texas, Inc. may deduct), Black Oak LP shall pay FFT an amount equal to 10% of the net reimbursement receivable proceeds received from Harris County Improvement District 17 and/or Aqua Texas, Inc. that exceeds $15 million; provided however, this obligation shall only apply to reimbursement revenue received on or before December 31, 2025.

The partners of Black Oak LP entered into a Limited Partnership Agreement (the “LPA”) on March 20, 2014. Pursuant to the LPA, Arete was designated a Consultant entitled to earn $10,000 per month. Also under the LPA, Black Oak LP agreed to pay a Development Fee to FFT. The Consultant Fee and Development Fees were accrued and payable only on satisfaction of certain conditions. Through several amendments of the LPA, the Consultant Fee and Development Fee were never payable due to unsatisfied conditions and had accrued to a negotiated aggregate amount of $300,000. Under the Partnership Interest Purchase Agreement, Black Oak LP agreed to waive the conditions and make the Consultant Fee and Development Fee payable to Arete and FFT respectively.

Pursuant to a second Partnership Interest Purchase Agreement, SeD Development purchased 7% of Black Oak LP from its partner, American Real Estate Investments, LLC (“AREI”) for $35,000 and Black Oak LP agreed to pay $30,000 in satisfaction and release of accrued Consultant Fees and waive the same conditions that prevented the Consultant Fees from being payable.

Item 8.01 Other Events.

On July 20, 2018, the Black Oak LP was reimbursed $4,592,079.59 from the Harris County Improvement District 17 (“HC17”) for previous expenses incurred by Black Oak LP in the development and installation of infrastructure within the Black Oak project. Out of this amount, $1,650,000 was placed into a Construction Fund which will be released by HC17 upon completion of certain conditions related to the development of the Black Oak project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeD Intelligent Home Inc.

Date: July 26, 2018	By:	/s/ Rongguo (Ronald) Wei
Name: Rongguo (Ronald) Wei
Title: Co-Chief Financial Officer